Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-216886, 333-209315 and 333-195694 on Form S-3 and Registration Statement Nos. 333-216986, 333-210037, 333-202630, 333-194749, 333-187057, and 333-181382 on Form S-8 of our report dated March 15, 2019, relating to (1) the 2018 financial statements of Enphase Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), and (2) the effectiveness of the Enphase Energy Inc.’s internal control over financial reporting as of December 31, 2018, appearing in this Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

March 15, 2019